EXHIBIT 10.11

________, 2010

Ziegler Asset Partners
Level 11, 459 Collins Street
Melbourne VIC 3000 Australia

RE:           AUSTRALIA ACQUISITION CORP.
Gentlemen:

This letter will confirm our agreement, effective on the date (the “Effective Date”) of the initial public offering (“IPO”) of the securities of Australia Acquisition Corp. (the “Company”) and continuing until the earlier to occur of: (i) the consummation of a Business Transaction (as described in the Registration Statement), (ii) 21 months from the Effective Date, and (iii) the date on which the Company ceases its corporate existence in accordance with its Memorandum and Articles of Association, as amended, Ziegler Asset Partners shall make available to the Company office space and related administrative and support services, including but not limited to receptionist, secretarial and general office services.  In exchange therefore, the Company shall pay Ziegler Asset Partners the sum of $10,000 per month on the Effective Date and continuing monthly thereafter.

Ziegler Asset Partners hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s IPO will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

Very truly yours, AUSTRALIA ACQUISITION CORP. By: ________________________ Name: Peter Ziegler Title: Chairman and Chief Executive Officer
Accepted and agreed: Ziegler Asset Partners By: ________________________ Name: Peter Ziegler